EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PVH CORP.
_______________________

Under Section 242 of the
General Corporation Law
______________________

    PVH Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.The original name of the Corporation was Phillips-Van Heusen Corporation.

2.The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on April 8, 1976. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State on June 20, 2019.

3.This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting Article SEVENTH of the Amended and Restated Certificate of Incorporation of the Corporation in its entirety and substituting in lieu thereof, the following:

“SEVENTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer; provided, however, that nothing in this Article SEVENTH shall eliminate or limit the liability (i) of any director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of any director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of any director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of any director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) of any officer in any action by or in the right of the Corporation. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

4.The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, on this 22nd day of June, 2023.

/s/ Mark D. Fischer
Mark D. Fischer, Executive Vice President